EquiMed, Inc.

                           EXHIBIT 11

      STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

            (in thousands, except per share amounts)

                            Three months ended   Six months ended
                                 June 30,            June 30,
                             1996        1997     1996      1997
Primary:

  Weighted average common
    shares outstanding       4,174    4,527       4,452    4,600
  Net effect of dillutive
    stock options and
    warrants-based on the
    treasury stock method
    using average market
    price                       47       --          26       --
  Weighted average common
    share and equivalent
    outstanding              4,221    4,527       4,478    4,600

  Net Income                 2,711    2,975       3,092    5,777

  Net income per share        0.64      .66        0.69     1.26

Fully Diluted:
  Weighted average common
    shares outstanding       4,730    4,527       4,452    4,600

  Net effect of dillutive
    stock options and
    warrants-based on the
    treasury stock method
    using average market
    price                        4       --          23       --
  Weighted average common
    share and equivalent
    outstanding              4,734    4,527       4,475     4,600

  Net Income                 2,711    2,974       3,092     5,777

  Net income per share        0.57     0.66        0.69      1.26